INTERIM SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of December, 2014, by and between PRINCETON FUND ADVISORS, LLC (the "Adviser"), a Delaware limited liability company registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and 6800 CAPITAL, L.L.C., a limited liability company organized under the laws of Delaware (the “Subadviser”) and also registered under the Advisers Act, with respect to Princeton Futures Strategy Fund (the “Fund”), a series of the NORTHERN LIGHTS FUND TRUST, a Delaware statutory trust (the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has been retained to act as investment adviser for the Sandalwood Opportunity Fund, pursuant to an Investment Advisory Agreement with the Trust dated as March 25, 2010, as amended (the “Advisory Agreement”);

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Subadviser to assist it in the provision of a continuous investment program for the Fund’s assets, and the Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to each Fund:

1.

Appointment as Subadviser.  The Adviser hereby appoints the Subadviser to act as investment adviser for and to make recommendations for the management of all of the non-fixed income assets of the Fund (the “Assets”) during the term of this Agreement, subject to the supervision of the Board of Trustees of the Trust (the “Board”) and the Adviser (where such supervision includes the Adviser’s ability to override (by providing notice in writing to the Subadviser) the Subadviser’s recommended allocation of assets or recommendation of specific underlying funds  or other securities if the Adviser believes an investment or allocation is not consistent with the Fund’s investment guidelines as set forth in the Fund’s Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”)) and subject to the terms of this Agreement, and the Subadviser hereby accepts such appointment.  In such capacity, the Subadviser shall be responsible for the investment management of the Assets.  It is recognized that the Subadviser and certain of its affiliates may act as investment adviser to other investment funds and other managed accounts and that the Adviser and the Trust do not object to such activities.

2.

Duties of Subadviser.

(a)

Investments.  During the term of this Agreement. the Subadviser is hereby authorized and directed and hereby agrees to make recommendations for the management and to monitor on a continuous basis the non-fixed income investment portfolio and performance of the Fund’s Assets and to conduct a continuous program of investment, evaluation and, if appropriate, the recommendation of the sale and reinvestment of the Fund’s non-fixed income Assets, subject to the stated investment policies and restrictions of the Fund as set forth in the Prospectus and SAI as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented or amended from time to time, and subject to the directions of the Adviser and the Trust’s Board of Trustees.  The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its assets available or to become available for investment, and generally as to the conditions of the Fund’s or the Trust’s affairs.  Adviser shall monitor the Fund’s investment portfolio on a continuous basis to insure the investment portfolio stays within the stated investment strategy and regulatory/tax requirements of the Fund as stated in the Fund’s Prospectus and SAI.  In the event Adviser determines the Fund’s investment portfolio is not in conformity with the Fund’s investment guidelines or any regulatory/tax requirements of the Fund, Adviser shall promptly notify Subadviser of the breach and Subadviser shall promptly make any recommendations for changes required to the investment portfolio to bring the Fund’s investment portfolio back within the investment guidelines or regulatory/tax requirements of the Fund.  Adviser reserves the authority to make the changes necessary to the Fund’s investment portfolio to bring the investment portfolio back into compliance with the Fund’s investment guidelines or regulatory/tax requirements.

(b)

Compliance with Applicable Laws and Governing Documents.  In the performance of its services under this Agreement, the Subadviser shall act in conformity with the Prospectus, SAI and the Trust’s Agreement and Declaration of Trust and By-Laws as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Declaration of Trust” and “By-Laws,” respectively), and with the reasonable instructions and directions received in writing from the Adviser or the Trustees of the Trust.  The Subadviser agrees to assist the Adviser as the Adviser may reasonably request in respect of the Fund’s compliance with the requirements of the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and agrees to perform its services under this Agreement in conformity with all other applicable federal and state laws and regulations.  Without limiting the preceding sentences, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser becomes aware of and reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws, the Prospectus and the SAI, the instructions and directions received in writing from the Adviser or the Trustees of the Trust, the 1940 Act, the Code, and all other applicable federal and state laws and regulations.  Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund’s and the Trust’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations.  The Adviser timely will provide the Subadviser with a copy of the minutes of the meetings of the Board to the extent they are received by the Adviser and they may affect the Fund or the services of the Subadviser, copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code, as well as compliance tests to ensure that the Fund is in compliance with the requirements of the 1940 Act.  To aid in the performance of such tax compliance and 1940 Act compliance testing by the Adviser, the Subadviser shall provide information the Adviser reasonably requests from the Subadviser in a timely manner in order to allow the Adviser to complete any such testing.   The Adviser acknowledges that the Subadviser shall rely completely upon the Adviser’s determination of whether and to what extent the Fund is in compliance with Subchapter M of the Code and the requirements of the 1940 Act, and that the Subadviser has no separate and independent responsibility to test the Fund for any such compliance.  In connection with such tax compliance tests, the Adviser shall inform the Subadviser at least ten (10) business days prior to a calendar quarter end if the Assets are out of compliance with the diversification requirements under Subchapter M.  If the Adviser notifies the Subadviser that the Assets are not in compliance with such requirements noted above, the Subadviser will take prompt action to bring the Assets back into compliance within the time permitted under the Code thereunder.  In connection with such 1940 Act compliance tests, the Adviser shall inform the Subadviser of any such compliance issue and the Subadviser will take prompt action to rectify such compliance issue as the Adviser and Subadviser shall mutually agree.

The Adviser will provide the Subadviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions (if the Subadviser is not already aware of the changes) as stated in the Prospectus and SAI, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, make recommendations for the management of the Assets consistent with such changes, provided that the Subadviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser, and subject to the Subadviser’s ability to make recommendations for the allocation or reallocation of the Assets.  In addition to such notice, the Adviser shall provide to the Subadviser a copy of a modified Prospectus and SAI reflecting such changes.  The Adviser acknowledges and will ensure that the Prospectus and SAI will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Subadviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Subadviser to the Trust or to the Adviser specifically for inclusion in the Prospectus and SAI.  The Subadviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Subadviser and its relationship to, and actions for, the Trust as may be required to be contained in the Prospectus, SAI or in the Trust’s Registration Statement on Form N-1A and any amendments thereto; as well as any information the Adviser may reasonably request for the purpose of compliance with Subchapter M of the Code.

(c)

Voting of Proxies.  While it is not anticipated that there will be any proxies with respect to the investment recommendations provided by the Sub-Adviser, to the extent there is a proxy required to be voted the Adviser hereby delegates to the Subadviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Assets.  The Subadviser shall have the power to vote, either in person or by proxy, all securities in which the Assets may be invested from time to time, and shall not be required to seek or take instructions from, the Adviser, the Fund or the Trust or take any action with respect thereto.

The Subadviser will establish a written procedure for proxy voting in compliance with current applicable rules and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act.  The Subadviser will provide the Trust and the Adviser or its designee, a copy of such procedure, and establish a process for the timely distribution of the Subadviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.

(d)

Agent.  Subject to any other written instructions of the Adviser or the Trust, the Subadviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Subadviser shall be requested in writing by the Adviser in connection with its management of the Assets.  The Subadviser agrees to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust.

(e)

Brokerage.  The Subadviser is authorized, subject to the instructions and supervision of the Adviser and the plenary authority of the Board, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including, without limitation, purchase and sale of the Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Subadviser) or dealers (collectively “Brokers”) as the Subadviser may elect and negotiate commissions to be paid on such transactions. The Subadviser shall obtain the consent of the Adviser in respect of the use of a Broker prior to establishing a brokerage account with such Broker.  In the selection of such Brokers and the placing of such orders, the Subadviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below.  In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions.  The Subadviser shall not consider a Broker’s sale of Fund shares when selecting the Broker to execute trades.  Notwithstanding the foregoing, neither the Trust, the Fund nor the Adviser shall instruct the Subadviser to place orders with any particular Broker(s) with respect to the Assets.  Subject to such policies as the Trustees may determine, or as may be mutually agreed to by the Adviser and the Subadviser, the Subadviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Subadviser an amount of commission for effecting a Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Subadviser with respect to the accounts as to which it exercises investment discretion.

It is recognized that the services provided by such Brokers may be useful to the Subadviser in connection with the Subadviser’s services to other clients.  On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Assets, as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.  It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Assets.

(f)

Securities Transactions.  The Subadviser and any affiliated person of the Subadviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Subadviser or any affiliated person of the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Subadviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time.  On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Adviser and the Trust that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Assets and (ii) identifying any violations which have occurred with respect to the Assets.  The Subadviser will have also submitted its Code of Ethics for its initial approval by the Trust’s Board of Trustees no later than the date of execution of this Agreement, and subsequently within six months of any material change thereto.

(g)

Books and Records.  If applicable, the Subadviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions.  The Subadviser acknowledges that the Fund’s Records are property of the Trust; except to the extent that the Subadviser is required to maintain the Fund’s Records under the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files.  The Fund’s Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

(h)

Information Concerning Assets and Subadviser.  From time to time as the Adviser or the Trust reasonably may request in good faith, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on the Assets, all in such reasonable detail as the parties may reasonably agree in good faith, subject to the data to be included in such reports reasonably being available to the Subadviser.  The Subadviser will also (i) inform the Adviser in a timely manner of potential changes in portfolio managers of the Subadviser responsible for the Assets and, subject to compliance with the 1940 Act, of any changes in the ownership or management of the Subadviser, and (ii) provide to the Adviser at least ninety (90) days’ prior written notice of any event or action that may constitute an “assignment” of this Agreement as defined in Section 202 of the Advisers Act and/or Section 15 of the 1940 Act, and the rules promulgated thereunder or a “change in “control” (as that term is interpreted under the 1940 Act) of the Subadviser.  Upon the Trust’s or the Adviser’s reasonable request, the Subadviser will make available its officers and employees to meet with the Board to review the Assets via telephone on a quarterly basis and in person on a less frequent basis as agreed upon by the parties.

Subject to the other provisions of this Agreement, the Subadviser will also provide such information or perform such additional acts with respect to the Assets as are reasonably required for the Trust or the Adviser to comply with their respective obligations under applicable laws, including, without limitation, the Code, the 1940 Act, any exemptive orders or relief issued by the Securities and Exchange

Commission, the Advisers Act, and the Securities Act, and any rule or regulation thereunder.

(i)

Custody Arrangements.  The Trust or the Adviser shall notify the Subadviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Assets and shall give the Subadviser written notice of any changes in such custodian banks or custody arrangements.  The Subadviser shall on each business day provide the Adviser and the Trust’s custodian such information as the Adviser and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning the Assets.  The Trust shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by the Subadviser with respect to the Assets (which instructions may be orally given if confirmed in writing); and (B) provide the Subadviser with all operational information necessary for the Subadviser to trade the Assets on behalf of the Fund.  The Subadviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Subadviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions.

3.

Independent Contractor.  In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

4.

Expenses.  During the term of this Agreement, the Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement.  The Subadviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.  The Subadviser shall not be responsible for the Trust’s, the Fund’s or Adviser’s expenses (unless as part of an Operating Expense Limitation Agreement agreed to by the Subadviser below), which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.  The Trust or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Subadviser on behalf of the Fund or the Adviser.  The Subadviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

5.

Investment Analysis and Commentary.  The Subadviser will provide periodic performance analysis and market commentary pertaining to the Fund (the “Investment Report”) during the term of this Agreement as reasonably requested by the Adviser and agreed to by the Subadviser.  The subject of each Investment Report shall be mutually agreed upon.  The Investment Reports are due as soon as is practicable after the end of each relevant period.  The Adviser will submit all Investment Reports to Northern Lights Distributors, LLC (“NLD”) for their compliance review and NLD will submit the Investment Reports to FINRA for their review if required.  The Adviser is freely able to publicly distribute the Investment Reports on behalf of the Fund once all compliance reviews (NLD and/or FINRA) have been completed.

6.

Compensation.

(a)

The stated Advisory Fee payable by the Fund to the Adviser pursuant to the Advisory Agreement is currently an amount equal to 1.80% per annum of the Fund’s average net assets,  payable monthly.  The parties agree that the Adviser shall pay the Subadviser an annual fee, payable monthly, in an amount equal to 2/3 of the Adviser’s “Net Advisory Fee”.  The Net Advisory Fee shall be calculated as follows:  the Advisory Fee minus (i) any fee waiver, (ii) the Subadvisory fee paid to Congress Asset Management, (iii) any other marketing allowance or other marketing expenses, as agreed to between the parties. The “Net Advisory Fee” shall be allocated two thirds (2/3) to the Subadviser (the “Subadviser’s Portion”) for the services provided pursuant to this Agreement and one third (1/3) to the Adviser.

The fee earned under this Agreement will be computed monthly by the Adviser and held in an interest-bearing escrow account with the Fund’s custodian or a bank.  If a majority of a Fund's outstanding voting securities approve a long-term advisory agreement with the Subadviser by the end of the duration of this Agreement, the amount in the escrow account earned with respect to that Fund, including interest earned (if any), will be paid to the Subadviser.  If a majority of a Fund's outstanding voting securities do not approve a long-term advisory agreement with the Subadviser, the Subadviser will be paid out of the escrow account, the lesser of:  any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or the total amount in the escrow account earned with respect to the Fund (plus interest earned).

(b)

The Adviser and the Subadviser hereby agree that the Adviser may waive all or a portion of the Advisory Fee or may agree to make out of pocket payments to the Fund in accordance with an Operating Expenses Limitation Agreement with the Fund.  In connection therewith, the Subadviser agrees that fee waivers shall be considered in calculating the Subadviser’s Portion of the Advisory Fee for any month where Advisory Fees are waived under the Operating Expense Limitation Agreement.  The reimbursement of any Fund expenses shall be payable one third (1/3) by the Adviser and two third (2/3) by the Subadviser; and the Subadviser shall pay two third (2/3) of any such out of pocket payment to the Adviser no later than the seventh (7th) business day following notice from the Adviser; provided, however, that if the Adviser subsequently is reimbursed by the Fund for any such waived Advisory Fees or out of pocket payments in accordance with the reimbursement provisions of the Operating Expenses Limitation Agreement, the Adviser shall promptly pay the Subadviser’s Portion of any such reimbursement amount to the Subadviser.  The parties further acknowledge and agree that the Adviser shall not deliver any notice regarding fee waivers for the term of this Agreement while Subadviser’s Portion is still in escrow.

7.

Exclusivity.

(a)

During the term of this Agreement, the  Subadviser will not advise, subadvise, or license another open-end management investment company registered under the 1940 Act using the Fund's investment strategy; nor will the Subadviser advise, sub-advise or license the Fund’s investment strategy for or to another regulated open-end investment company as defined in the Code under Subchapter M, without the prior consent of the Adviser so long as fund assets exceed $50 million; provided, that, the Subadviser’s obligations under this Section 7(a) will continue for a period of 24 months after any termination of the term of this Agreement by the Subadviser pursuant to Section 12(b)(iii) hereof.

(b)

  The restrictions in Section 7(a) hereof shall not apply to any investment company advised or sub-advised by Subadviser prior to the execution of this Agreement or to any private-placement funds, separately managed account programs or private registered investment companies launched by Subadviser at any time during the term of this Agreement.

(c)

  Subadviser agrees to ensure the Fund has adequate capacity under the Subadviser’s strategy to accommodate the future growth of the Fund to at least $1 billion of assets without any negative impact on its performance due to limitations on the amount of assets available under the strategy.

8.

  Representations and Warranties of Subadviser.  The Subadviser represents and warrants to the Adviser and the Trust as follows:

(a)

The Subadviser is registered as an investment adviser under the Advisers Act;

(b)

The Subadviser is a limited liability company duly organized and properly registered and operating under the laws of the State of Deleware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)

The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser’s powers and have been duly authorized by all necessary actions of its managers and members, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Subadviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser;

(d)

The Form ADV of the Subadviser provided to the Adviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Subadviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e)

Subadviser acknowledges that it received a copy of Adviser’s Form ADV prior to the execution of this Agreement; and

9.

Representations and Warranties of Adviser.  The Adviser represents and warrants to the Subadviser as follows:

(a)

The Adviser is registered as an investment adviser under the Advisers Act;

(b)

The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)

The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its managers and members, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i)

any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)

The Form ADV of the Adviser provided to the Subadviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e)

The Adviser acknowledges that it received a copy of the Subadviser’s Form ADV prior to the execution of this Agreement; and

(f)

The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, including without limitation, the appointment of a subadviser with respect to assets of the Fund, including without limitation the Adviser’s entering into and performing this Agreement.

10.

Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Subadviser and the Adviser pursuant to the recitals above and Sections 8 and 9, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

11.

Liability and Indemnification.

(a)

Liability.  The Subadviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misfeasance, bad faith, or gross negligence on the part of the Subadviser or a reckless disregard of its duties hereunder, the Subadviser, each of its affiliates and all respective partners, officers, directors and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Subadviser (“Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser, the Trust or the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates, including, without limitation, for any losses that may be sustained in the purchase, holding or sale of Assets.

The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 11(c) below), in the absence of willful misfeasance, bad faith, or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser, any of its Affiliates and each of the Adviser’s Controlling Persons, if any, shall not be subject to any liability to the Subadviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Assets.  Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Subadviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws.

(b)

Indemnification.  The Subadviser shall indemnify the Adviser, the Trust and the Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which the Adviser, the Trust and/or the Fund and their respective Affiliates and Controlling Persons may sustain as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.  Unless otherwise obligated under applicable law, the Subadviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Adviser shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.  Unless otherwise obligated under applicable law, the Adviser shall not be liable to the Subadviser for indirect, punitive, special or consequential damages arising out of this Agreement.

(c)

The Subadviser shall not be liable to the Adviser for acts of the Subadviser which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request.

(d)

The Adviser shall not be liable to the Subadviser for acts of the Adviser which result from acts of the Subadviser, including, but not limited to, a failure of the Subadviser to provide accurate and current information with respect to any records maintained by the Subadviser, which records are not also maintained by or otherwise available to the Adviser upon reasonable request.

12.

Duration and Termination.

(a)

Duration.  This Agreement, unless sooner terminated as provided herein, shall become effective on or about December 1, 2014 (the "Effective Date") and shall continue in effect until a date no later than 150 days from the Effective Date.

(b)

Termination.  Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect the Fund, without payment of any penalty:

(i)

        At any time by vote of a majority of the Board, or by “vote of a majority of the outstanding voting securities” of a Fund (as defined in the 1940 Act), in each case, upon 10 days’ written notice to the Subadviser;

(ii)

By either party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 15 days of notice of the breach; or

(iii)

By either party hereto upon 120 days’ written notice to the other party and the Trust.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

The Subadviser hereby warrants to the Adviser, that if either (i) the Advisory Agreement is terminated by the Board or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), or (ii) if the term of the Advisory Agreement expires due the failure of the Board or a majority of the outstanding voting securities of the Fund to approve a continuance of the term, in either case for any reason or reasons not relating to (A) breach of contract by the Adviser, (B) failure of the Adviser to maintain its status as an SEC-registered investment adviser, or (C) the Adviser becoming subject to solicitor disqualifying events specified under Rule 206(4)-3(a)(1)(ii) under the Advisers Act, the Subadviser will not serve as adviser or subadviser to the Fund in the future.

The Adviser hereby warrants to the Subadviser, that if this Agreement is terminated by the Trust’s Board of Trustees or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act) for any reason or reasons not relating to (1) breach of contract by the Subadviser, (ii) failure of the Subadviser to maintain its status as an SEC-registered investment adviser, (iii) the Subadviser becoming subject to solicitor disqualifying events specified under Rule 206(4)-3(a)(l)(ii) under the Advisers Act, or (iv) the loss or incapacity of key investment personnel at the Subadviser (as determined by the Adviser), the Adviser will resign its position as Adviser to the Fund under the “without penalty” provision or provisions of its Advisory Agreement with the Trust.

The provisions of Sections 7, 11, 16, 17, 18 and 19 shall survive any termination or expiration of the term of this Agreement.

13.

Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Subadviser’s performance of its duties under this Agreement.  Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in a Fund.

14.

Reference to Adviser and Subadviser.

(a)

The Subadviser grants, subject to the conditions below, the Adviser non-exclusive rights to use, display and promote trademarks of the Subadviser in conjunction with any activity associated with the Fund.  In addition, the Adviser may promote the identity of and services provided by the Subadviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials.  The Adviser shall protect the goodwill and reputation of the Subadviser in connection with marketing and promotion of the Fund.  The Adviser shall submit to the Subadviser for its review and approval all such public informational materials relating to the Fund that refer to any recognizable variant or any registered mark or logo or other proprietary designation of the Subadviser.  Approval shall not be unreasonably withheld by the Subadviser and notice of approval or disapproval will be provided promptly and in any event within three (3) business days.  Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Subadviser may be used by the Adviser without obtaining the Subadviser’s consent unless such consent is withdrawn in writing by the Subadviser.

(b)

Neither the Subadviser nor any Affiliate or agent of Subadviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Subadviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within three (3) business days.  The Subadviser hereby agrees to cause any Affiliate of the Subadviser to satisfy the foregoing obligation.

15.

Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Board or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

16.

Confidentiality.  Subject to the duties of the Adviser, the Trust and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, and necessary disclosures in the Fund’s registration statement, financial statements, or other documents required to be prepared and filed with the Securities and Exchange Commission (and such disclosure required to the auditor or other service providers in order to comply with the foregoing) the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Fund and the actions of the Subadviser, the Adviser and the Fund in respect thereof; except to the extent:

(a)

Authorized.  The Adviser or the Trust has authorized such disclosure, in the case of due diligence either party seeks to provide in connection with any sale or merger of the Adviser or Subadviser, such consent will not be withheld, so long as recipient party has executed a non-disclosure agreement.

(b)

Court or Regulatory Authority.  Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c)

Publicly Known Without Breach.  Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d)

Already Known.  Such information already was known by the party prior to the date hereof;

(e)

Received From Third Party.  Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them, to the extent the existence of such agreement is known or should be known by the disclosing party; or

(f)

Independently Developed.  The party independently developed such information.

In addition, the Subadviser and its officers, directors and employees (i) will not disclose the Fund’s portfolio holdings without the prior written consent of the Adviser and the Fund’s Chief Compliance Officer, and (ii) are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing a Fund’s portfolio holdings.  The Subadviser agrees, consistent with its Code of Ethics, it nor its officers, directors or employees may engage in personal securities transactions based on non-public information about a Fund’s portfolio holdings.

17.

Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)

If to the Subadviser:

6800 Capital, LLC

One Palmer Square, Suite 530

Princeton, NJ 08452

Attn: Robert Keck

Phone:  609-921-6595

Fax:  609-683-1397

Email: rkeck@6800capitalcorp.com

(b)

If to the Adviser:

Princeton Fund Advisors, LLC

1125 17th Street, Suite 1400

Denver, CO 80202

Greg Anderson, Chief Investment Officer

Phone:  303-382-2855

Fax:  303-382-28888

Email: greg.anderson@mtyale.com

18.

Dispute Resolution.  To the extent not inconsistent with applicable law, the Adviser and Subadviser agree to submit any material dispute to arbitration by the American Arbitration Association ("AAA") in accordance with its rules then prevailing.  However, the Adviser and Subadviser agree that forum shall be the city of the non-complaining party.  Additionally, the Adviser and Subadviser acknowledge that by agreeing to dispute resolution under arbitration (i) each party is giving up the right to sue the other in court, including the right to a trial by jury, except as provided by the rules of the AAA in the arbitration forum in which a claim is filed; (ii) arbitration awards are generally final and binding and a party’s ability to have a court reverse or modify an arbitration award is very limited; (iii) the ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings; (iv) the arbitrators do not have to explain the reason(s) for their award; (v) the arbitrator or panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry; (vi) the rules of AAA in some arbitration forums may impose time limits for bringing a claim in arbitration, yet in some cases, a claim that is ineligible for arbitration may be brought in court; and (vii) the rules of the AAA and the forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

19.

Jurisdiction.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act.  In the case of any conflict, the 1940 Act shall control.

20.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

21.

Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

22.

Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

23.

Severability.  If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

24.

Entire Agreement.  This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISER PRINCETON FUND ADVISORS, LLC By: _____________________________ Name: Greg Anderson Title: Chief Investment Officer	SUBADVISER 6800 CAPITAL, L.L.C. By: _____________________________ Name: Robert Keck Title: Chief Executive Officer